UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

MATTRESS FIRM HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35354	20-8185960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5815 Gulf Freeway, Houston, Texas	77023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 923-1090

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2015 Mattress Firm Holding Corp. (the “Company”) notified NASDAQ that Mr. Ronald Mittelstaedt had resigned from the Company’s board of directors effective that day and that as a result thereof the Company was no longer in compliance with NASDAQ Listing Rule 5605 regarding audit committee requirements.  In response, on December 21, 2015, NASDAQ notified the Company that in accordance with Listing Rule 5605(c)(4) the Company has a period to regain compliance with NASDAQ’s audit committee requirements.  The Company must evidence compliance with Listing Rule 5605 by (A) the earlier of the Company’s next annual stockholders’ meeting or December 19, 2016, or (B) if the Company’s annual stockholders’ meeting is held before June 14, 2016, June 14, 2016.

Company management and the members of the Company’s board of directors have commenced the process to search for a new director able to serve on the Company’s audit committee.  To date, no candidates have been identified for purposes of being interviewed or evaluated by the Nominating and Corporate Governance Committee of the Company’s board of directors.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 17, 2015, Mr. Ronald Mittelstaedt resigned from the Company’s board of directors.  At the time of his resignation Mr. Mittelstaedt served on both the Audit Committee and the Compensation Committee of the Company’s board of directors.  A copy of Mr. Mittelstaedt’s resignation letter is attached to this Current Report on Form 8-K as Exhibit 17.1.  The foregoing description is qualified by reference in its entirety to such exhibit.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits

17.1                        Letter from Ron Mittelstaedt dated December 17, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTRESS FIRM HOLDING CORP.

Date: December 21, 2015	By:	/s/ Alex Weiss
Alex Weiss
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

17.1	Letter from Ron Mittelstaedt dated December 17, 2015.